EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cytta Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common Stock, par value $0.001 per share (2)	457(c)			$11,791,935	$92.70 per $1,000,000	$1,093.11
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$1,093.11
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$1,093.11

(1)

The registration statement covers the resale by selling stockholders of the registrant of up to 73,470,000 shares of common stock previously issued to the selling stockholders as named in the registration statement. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, and based on the closing price of the registrant’s common stock on July 22, 2022 of $0.1605 per share.

(2)

Pursuant to Rule 416 of the Securities Act, the shares of common stock registered hereby also includes an indeterminable number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.